SCHEDULE 14C
(Rule 14c-101)

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT of 1934

Check the appropriate box:

☐  Preliminary Information Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑  Definitive Information Statement

NORTHWEST BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Persons) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5 and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

INFORMATION STATEMENT
GENERAL INFORMATION
ADDITIONAL INFORMATION
OUTSTANDING VOTING SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN ADDITIONAL INFORMATION ABOUT OUR MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE AUDIT COMMITTEE

INFORMATION STATEMENT

NORTHWEST BIOTHERAPEUTICS, INC.
18701 120th Avenue NE
Suite 101
Bothell, WA 98011

April 30, 2007

GENERAL INFORMATION

This Information Statement is being mailed on or about May 7, 2007 to all Stockholders of record as of the Record Date.

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock), Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and Series A-1 Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock” and, along with the Series A Preferred Stock, the “Preferred Stock”) of Northwest Biotherapeutics, Inc, a Delaware corporation (the “Company”), to notify such Stockholders of the following:

(1) On April 19, 2007, the Company received a written consent in lieu of a meeting of Stockholders from the holder of shares representing 77.6% of the total issued and outstanding shares of capital stock of the Company voting together as a single class and 100% of each of the total issued and outstanding Series A Preferred Stock and Series A-1 Preferred Stock of the Company voting each as a separate class (collectively, the “Majority Stockholder”) authorizing its Board of Directors, in its discretion, to effect a reverse stock split at an exchange ratio ranging from one-for-two to one-for-fifty of the Company’s issued and outstanding shares of Common Stock (the “Reverse Split”). If the Board elects to engage in such a Reverse Split, there would not be a reduction in outstanding Preferred Stock or authorized shares of Common Stock.

(2) On April 19, 2007, the Company received a written consent in lieu of a meeting of Stockholders from the Majority Stockholder approving the appointment of Dr. Alton Boynton, the Company’s President, as a member of the Company’s Board of Directors to serve as a director until the 2010 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

On April 19, 2007, the Board of Directors of the Company approved the proposal authorizing the Board of Directors, in its discretion, to effect the Reverse Split and also approved the nomination of Dr. Boynton for election, subject to Stockholder approval. The Majority Stockholder approved the proposal authorizing the Board of Directors, in its discretion, to effect the Reverse Split and also approved the election of Dr. Boynton by written consent in lieu of a meeting on April 19, 2007 in accordance with the Delaware General Corporate Law (“DGCL”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the above actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on April 19, 2007, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our Common Stock entitles its holder to one vote on each matter submitted to the Stockholders. However, because Stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and

have sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14(c) of the Exchange Act and Regulation 14C and Schedule 14C thereunder and, in accordance therewith, the foregoing actions will not become effective until at least 20 calendar days after the mailing of this Information Statement.

HOUSEHOLDING

For registered Stockholders, a single copy of the annual report has been sent to multiple Stockholders who reside at the same address. Any Stockholder who would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

If you received multiple copies of the annual report and would wish to receive a single copy in the future, please contact us at the address below. Stockholders who hold their shares in “street name” — an account with a broker or a bank — should contact their broker regarding combining mailings.

Northwest Biotherapeutics, Inc.
18701 120th Avenue NE, Suite 101
Bothell, Washington 98011
(425) 608-3027

ADDITIONAL INFORMATION

The Company is subject to the information requirement of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission” or “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

OUTSTANDING VOTING SECURITIES

As of the date of the consent by the Majority Stockholder, April 19, 2007, the Company had 65,241,286 shares of Common Stock issued and outstanding, 32,500,000 shares of Series A Preferred Stock issued and outstanding and 4,816,863 shares of Series A-1 Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. In addition, on all matters submitted to a vote by holders of Common Stock, holders of Preferred Stock vote on an as-converted basis along with the holders of Common Stock. Holders of Series A Preferred Stock convert on a one for one basis. Holders of Series A-1 Preferred Stock convert on a one-for-40 basis (that is one share of Series A Preferred Stock for 40 shares of Common Stock).

On April 19, 2007, the holder of shares representing 77.6% of the voting shares then outstanding executed and delivered to the Company a written consent approving the actions described in this Information Statement. In addition, the holders of 100% of the outstanding shares of each class of Preferred Stock executed and delivered a written consent approving certain actions subject to the approval of such holders. Since the actions described herein have been approved by the Majority Stockholder, no proxies are being solicited in connection with this Information Statement.

The DGCL provides in substance that unless the Company’s Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), provides otherwise, Stockholders may take action without a meeting of Stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors, executive officers and persons who own more than 10% of any class of our capital stock to file with the SEC initial reports of ownership and reports of changes in ownership and to provide copies of such reports to us. Based solely on a review of copies of reports made pursuant to Section 16(a) of the 1934 Act and the related regulations, we believe that during fiscal year 2006 all filing requirements applicable to our directors, executive officers and 10% Stockholders were satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present information regarding the beneficial ownership of our Common Stock as of April 19, 2007 by:

•	each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of any class of equity security;

•	our current director;

•	each of our named executive officers; and

•	our current director and all of our executive officers as a group.

The applicable percentages of ownership are based on an aggregate of 65,241,286 shares of Common Stock issued and outstanding on April 19, 2007. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options, warrants, convertible preferred stock or convertible notes held by that person that are currently exercisable or exercisable within 60 days of April 19, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and the entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Number of Shares
	Beneficially
Name of Beneficial Owner	Owned(1)	Percentage

Officers and Directors
Alton L. Boynton, Ph.D.(2)	3,046,000	4.5%
18701 120th Avenue NE Suite 101, Bothell, WA 98011
Marnix L. Bosch, Ph.D., M.B.A.(3)	1,140,609	1.7%
7814 NE 14th Street Medina, WA 98039
All executive officers and directors as a group (2 persons)(4)	4,186,609	6.0%
5% Security Holders
Toucan Capital Fund II, L.P.(5)	360,674,520	84.7%
7600 Wisconsin Avenue, Bethesda, MD 20814
C.E. Unterberg Towbin Capital Partners I, L.P.(6)	5,362,500	8.0%
350 Madison Ave. New York, NY 10017
Northwood Capital Partners, L.P.(7)	3,750,000	5.6%
1150 First Ave, Suite 600 King of Prussia, PA 19406
Medarex, Inc.(8)	3,600,000	5.2%
707 State Road, Suite 206 Princeton, NJ 08540

(1)	Percentage represents beneficial ownership percentage of Common Stock calculated in accordance with SEC rules and does not equate to voting percentages. Because the Series A Preferred Stock and Series A-1 Preferred Stock vote together with the Common Stock on substantially all matters, actual voting percentage represented by the shares of Common Stock beneficially owned by certain Stockholders is lower than the percentages reflected in the table (as noted in footnotes 2, 3, 4, 5, 7, 8, 9 and 10 below).

(2)	Includes 2,701,490 shares of Common Stock held by Dr. Boynton and 344,510 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of April 19, 2007. Represents voting percentage of approximately 1.0%.

(3)	Includes 981,442 shares of Common Stock held by Dr. Bosch and 159,167 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of April 19, 2007. Represents voting percentage of less than 1.0%.

(4)	Includes 3,682,932 shares of Common Stock held by the officers and directors and 503,677 shares issuable upon exercise of options that are exercisable within 60 days of April 19, 2007. Represents voting percentage of approximately 1.3%.

(5)	Includes (i) 225,174,520 shares of Common Stock issuable upon conversion of Preferred Stock held by Toucan Capital (consisting of 32,500,000 shares of Series A Preferred Stock and 4,816,863 shares of Series A-1 Preferred Stock, which comprise all of the outstanding shares of the Company’s Preferred Stock; each share of Series A Preferred Stock is convertible into one share of Common Stock and each share of Series A-1 Preferred Stock is convertible into 40 shares of Common Stock); and (ii) 135,500,000 shares of Common Stock currently issuable upon exercise of warrants held by Toucan Capital. These numbers exclude certain shares of Common Stock issuable upon conversion of promissory notes in aggregate principal amount of $4 million and related warrants held by Toucan Partners, a Toucan Capital affiliate. Of such amount, shares issuable upon conversion of promissory notes in aggregate principal amount of $950,000 and associated warrants to purchase 9,500,000 shares of our Common Stock (representing an aggregate of 37,333,546 shares) were previously reported in the Company’s Form 10-K for the year ended December 31, 2006 as beneficially owned by Toucan Partners as of April 9, 2007. The terms of these notes and warrants were amended on April 14, 2007 such that the number of shares into which they may be converted or exercised, as applicable, is no longer ascertainable. In accordance with SEC rules, these shares are no longer included here for purposes of calculating beneficial ownership. See “Certain Relationships and Related Transactions.”

(6)	Includes 1,787,500 shares of Common Stock currently issuable upon exercise of warrants. Represents voting percentage of approximately 1.8%.

(7)	Includes 1,250,000 shares of Common Stock currently issuable upon exercise of warrants. Represents voting percentage of approximately 1.3%.

(8)	Includes 800,000 shares of Common Stock currently issuable upon exercise of warrants. Based on a Form 3 and Schedule 13G filed by Medarex with the SEC. Represents voting percentage of approximately 1.2%.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the DGCL, the Company’s Amended and Restated Certificate of Incorporation or its Bylaws to dissent from any of the provisions adopted as set forth in this Information Statement.

1.	PROPOSAL AUTHORIZING THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT

Overview

The Board of Directors has approved a proposal granting it the authority to evaluate and decide whether to effect the Reverse Split and, if it so determines, to amend our Amended and Restated Certificate of Incorporation to effect the Reverse Split of all issued and outstanding shares of our Common Stock at an exchange ratio ranging from one-for-two to one-for-fifty. The Board of Directors has recommended that this proposal be presented to our Stockholders for approval. To that end, our Majority Stockholder has voted in favor of this proposal for Board authorization by written consent. Upon the effectiveness of this action, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the DGCL to elect, as it determines to be in the best interests of the Company and its Stockholders, whether or not to effect the Reverse Split, and if it elects to do so, at any time before December 31, 2007, a number of shares of our Common Stock between and including two and fifty would be combined into one share of our Common Stock. The Board of Directors believes that Stockholder approval of the amendment granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its Stockholders.

The text of the form of the approved amendment to our Amended and Restated Certificate of Incorporation is attached to this Information Statement as Annex A. By approving this amendment, Stockholders have approved an amendment to our Amended and Restated Certificate of Incorporation pursuant to which any number of outstanding shares between and including two and fifty would be combined into one share of our Common Stock and authorized the Board of Directors to file such amendment as determined in the manner described herein. The Board of Directors may also elect not to effect the Reverse Split.

If the Board of Directors determines that effecting the Reverse Split is in the best interests of the Company and its Stockholders, the Reverse Split will become effective upon the filing of such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits described above to be combined into one share of our Common Stock. If the Board of Directors elects to effect the Reverse Split, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits described above. Except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of our outstanding Common Stock immediately following the Reverse Split as such Stockholder held immediately prior to the Reverse Split.

Currently, the Company is authorized to issue up to a total of 1,100,000,000 shares of capital stock, consisting of 800,000,000 shares of Common Stock, and 300,000,000 shares of Preferred Stock; 50,000,000 of which have been designated as Series A Preferred Stock and 10,000,000 of which have been designated as Series A-1 Preferred Stock. The amendment does not change the number of total authorized shares of our capital stock. Thus, immediately following the Reverse Split as contemplated hereunder, the total number of authorized shares of capital stock would remain at 1,100,000,000, consisting of 300,000,000 shares of Preferred Stock and 800,000,000 shares of Common Stock and the par value of our Common Stock and Preferred Stock would remain unchanged at $0.001 per share as well, provided that there has been no change in the number of authorized shares or par value of our shares prior to the effectuation of the Reverse Split, as described herein. Notwithstanding the foregoing, the Board of Directors may, at the time it effects any Reverse Split, seek Stockholder approval for an appropriate adjustment in the number of the Company’s authorized shares of Common Stock.

Currently, the Board of Directors has not approved of any plans with regard to the use of any authorized but unissued shares of our Common Stock following the Reverse Split.

Reasons for the Reverse Split

The Board of Directors believes that the Reverse Split may be desirable for a number of reasons. First, the Board of Directors believes that the Reverse Split may better enable us to move toward listing our stock on a national exchange. Second, the Board of Directors believes that the Reverse Split could improve the marketability and liquidity of our Common Stock while we continue to progress towards achieving our business objectives.

Our Common Stock is currently quoted on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). The Board of Directors believes that it is in the best interests of the Company and its Stockholders to move toward listing our Common Stock on a national exchange. Alternative markets like the OTC Bulletin Board or the “pink sheets” maintained by the National Quotation Bureau, Inc., are generally considered to be less efficient and not as widely followed as other exchanges like those operated by the Nasdaq Stock Market, Inc. (“Nasdaq”) or the American Stock Exchange.

In order for us to list our Common Stock on Nasdaq or the American Stock Exchange, we must satisfy certain listing standards, some of which standards require a minimum bid price. For example, certain listing standards of the Nasdaq Global Market would require that our Common Stock have a minimum bid price of at least $4.00 per share and certain listing standards of the Nasdaq National Market would require that our Common Stock have a minimum bid price of at least $5.00 per share. In addition, certain of the listing standards of the American Stock Exchange would require that our Common Stock have a minimum bid price of at least $3.00 per share. As of April 19, 2007, the high bid price for our Common Stock as reported on the OTC Bulletin Board was $0.14 per share.

The Board of Directors believes that the Reverse Split of our Common Stock may help us move toward satisfying the minimum bid price listing standards of a national exchange like Nasdaq or the American Stock Exchange. However, the effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. It is possible that the per share price of our Common Stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split, and there can be no assurance that the market price per post-Reverse Split share will remain for a sustained period of time. The market price of our Common Stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. Notwithstanding the foregoing, our ability to list our stock on a national exchange is subject to numerous requirements other than a minimum share price, including income and market capitalization requirements and certain corporate governance requirements, such as having a majority of independent Board members and the formation of an audit committee meeting certain requirements. Accordingly, even if our share price were to rise as a result of the Reverse Split, we cannot guarantee that we would be able to list our stock on a national exchange.

The Board of Directors also believes that any increase in the market price of our Common Stock as a result of implementing the Reverse Split may improve the marketability and liquidity of our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual Stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our Common Stock may be adversely affected by the proposed Reverse Split given the reduced number of shares that would be outstanding after the Reverse Split. The Board of Directors believes, however, that any higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of our Common Stock that may result from some of the policies and practices of institutional investors and brokerage houses described above.

Board Discretion to Implement the Reverse Stock Split

The Reverse Split will be effected, if at all, only upon a determination by the Board of Directors that the Reverse Split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its Stockholders. The determination by the Board of Directors as to whether the Reverse Split will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for a national exchange like Nasdaq or the American Stock Exchange, existing and expected marketability and liquidity of our Common Stock, prevailing market conditions and the likely effect on the market price of our Common Stock. If the Board of Directors determines to effect the Reverse Split, the Board of Directors will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our Common Stock.

Notwithstanding approval of the Reverse Split by the Stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Split prior to April 19, 2008 as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement the Reverse Split prior to December 31, 2007, Stockholder approval again would be required prior to implementing the Reverse Split thereafter.

Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Split, each Stockholder would own a reduced number of shares of our Common Stock as set forth in the table below.

	Pre Split as of
Number of Shares of Common Stock	April 19, 2007	Post Split

Authorized	800,000,000	800,000,000
Outstanding	65,241,286	1,304,826 to 32,620,643
Reserved for Issuance(1)	386,841,759	7,736,835 to 193,420,880
Available for Issuance(2)	347,916,955	790,958,339 to 573,958,477

(1)	Shares have been reserved for issuance of Common Stock upon the exercise of options pursuant to our option plans and upon the exercise of warrants and upon the conversion of convertible promissory notes or Series A or Series A-1 Preferred Stock.

(2)	Shares available for issuance will be reduced upon the fixing of the conversion and exercise prices of the convertible promissory notes and associated warrants, respectively issued to Toucan Partners pursuant to the agreements entered into on April 14, 2007. Until these prices are fixed, the actual number of shares that may be needed to accommodate these conversion and exercise rights will not be determinable. See “Certain Relationships and Related Transactions.”

However, the proposed Reverse Split would affect all of our Stockholders uniformly and would not affect any Stockholder’s percentage ownership interest in us, except to the extent that the Reverse Split results in any of our Stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the proposed Reverse Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Split. The number of Stockholders of record would not be affected by the proposed Reverse Split (except to the extent that any Stockholder holds only a fractional share interest and receives cash for such interest after the proposed Reverse Split).

The Reverse Split would not reduce the number of shares of Series A Preferred Stock or Series A-1 Preferred Stock that are outstanding. Rather, the Reverse Split would reduce the number of shares of our Common Stock issuable upon conversion of our Preferred Stock by increasing the conversion price of the Preferred Stock in proportion to the exchange ratio of the Reverse Split in accordance with the terms of the Certificate of Designations, Preferences and Rights of the Preferred Stock. We currently have 32,500,000 and approximately 4,820,000 shares, respectively, of Series A Preferred Stock and Series A-1 Preferred Stock issued and outstanding, which are convertible into 32,500,000 and approximately 192,700,000 shares of our Common Stock exclusive in both cases, of shares issuable in respect of accrued dividends, respectively. The par value of the Series A Preferred Stock and Series A-1 Preferred Stock would remain at $0.001 per share following the effective time of the Reverse Split, and the number of shares of Series A Preferred Stock and Series A-1 Preferred Stock issued and outstanding would remain unchanged.

Although the proposed Reverse Split will not affect the rights of Stockholders or any Stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of Common Stock and Preferred Stock will not be reduced. This will increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further Stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or Bylaws.

The proposed Reverse Split would reduce the number of shares of Common Stock reserved for issuance upon exercise of our outstanding stock options and warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed Reverse Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed Reverse Split is implemented, it will increase the number of Stockholders who own “odd lots” of less than 100 shares of our Common Stock and decrease the number of Stockholders who own “whole lots” of 100 shares or more of our Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. In addition, certain listing standards of exchanges like those operated by Nasdaq or the American Stock Exchange may require that we have a certain minimum number of holders of whole lots.

Our Common Stock is currently registered under Section 12(g) of the 1934 Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of the Common Stock under the Exchange Act. If the proposed Reverse Split is implemented (and depending on whether we choose thereafter to list our Common Stock on an exchange), our Common Stock will continue to be reported on the OTC Bulletin Board under the symbol “NWBT.”

Effective Date

The proposed Reverse Split would become effective as of 5:00 p.m., Eastern Time on the date of filing of the Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted automatically and without any action on the part of the Stockholders, into new shares of Common Stock in accordance with the Reverse Split ratio determined by the Board of Directors within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of Common Stock will be issued as a result of the proposed Reverse Split. Instead, Stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the fair market value of our Common Stock as determined by our Board of Directors on the effective date by (ii) the number of shares of our Common Stock held by such Stockholder that would otherwise have been exchanged for such fractional share interest. For purposes of determining the amount of cash to be distributed to holders of fractional shares, the fair market value of our Common Stock shall be the closing price as reported on the OTC Bulletin Board on the effective date.

Exchange of Stock Certificates

As soon as practicable after the effective date, Stockholders will be notified that the Reverse Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our Common Stock would remain unchanged at $0.001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of our Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed Reverse Split. It addresses only Stockholders who hold the pre-Reverse Split shares and post-Reverse Split shares as capital assets. It does not purport to be complete and does not address Stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign Stockholders, Stockholders who hold the pre-Reverse Split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, Stockholders who hold the pre-Reverse Split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), Stockholders who are subject to the alternative minimum tax provisions of the Code and Stockholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Split. Each Stockholder is advised to consult his or her tax advisor as to his or her own situation.

The Reverse Split is intended to constitute reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Split qualifies as a reorganization, a Stockholder generally will not recognize gain or loss on the Reverse Split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares. The aggregate tax basis of the post-Reverse Split shares received will be equal to the aggregate tax basis of the pre-Reverse Split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Split shares received will include the holding period of the pre-Reverse Split shares exchanged.

A holder of the pre-Reverse Split shares who receives cash in lieu of a fractional share interest in the post-Reverse Split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Split shares were held for one year or less and long term if held more than one year. It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the Reverse Split is not being undertaken to increase any stockholder’s proportionate ownership of the Company. No gain or loss will be recognized by us as a result of the Reverse Split.

This action has been approved by the Board of Directors and by the written consent of holders of a majority of the outstanding voting stock of the Company.

2.	ELECTION OF DIRECTOR TO SERVE UNTIL 2010

The Board of Directors has concluded that the election of Alton L. Boynton Ph.D. as a director of the Company is in the Company’s best interests and has nominated him for election subject to Stockholder approval. On April 19, 2007, the Majority Stockholder approved of the appointment of Dr. Boynton to the Board of Directors through action by written consent in lieu of a meeting of Stockholders. Dr. Boynton will therefore be appointed to a three-year term through the 2010 Annual Meeting of Stockholders.

CERTAIN ADDITIONAL INFORMATION ABOUT OUR MANAGEMENT

Executive Officers and Directors of the Company

Our executive officers and director, and their ages and positions as of April 19, 2007, are as follows.

Name	Age	Position
Alton L. Boynton, Ph.D.	62	President, Chief Scientific Officer, Chief Operating Officer, Secretary and Director
Jim D. Johnston, J.D.	47	Chief Financial Officer and General Counsel
Marnix L. Bosch, Ph.D. , M.B.A.	47	Chief Technical Officer

Alton L. Boynton, Ph.D.  Dr. Boynton co-founded the Company, has served as Secretary since August 2001, has served as our Executive Vice President since July 2000, has served as our Chief Scientific Officer and a director since our inception in 1998, was appointed our Chief Operating Officer in August 2001, and appointed President in May 2003. Dr. Boynton has also served as Director of the Department of Molecular Medicine of Northwest Hospital from 1995-2003 where he coordinated the establishment of a program centered on carcinogenesis. Prior to moving to Seattle, Dr. Boynton was Associate Director of the Cancer Research Center of Hawaii, The University of Hawaii, where he also held the positions of Director of Molecular Oncology of the Cancer Research Center and Professor of Genetics and Molecular Biology. Dr. Boynton received his Ph.D. in Radiation Biology from the University of Iowa in 1972.

Jim D. Johnston, J.D.  Mr. Johnston has owned and operated a law firm located in Bellevue, Washington since October 2002. Prior to that he served as a partner in the corporate finance group with Lane Powell LLC in Seattle, Washington. Mr. Johnston received a J.D. from Seattle University in 1990 and an MST from Golden Gate University in 1987. Mr. Johnston has been the Company’s General Counsel and Chief Financial Officer since March 1, 2007.

Marnix L. Bosch, Ph.D., M.B.A.  Dr. Bosch joined the Company in 2000 and has served as our Chief Technical Officer since January 2007. Dr. Bosch previously served as our Vice President for Vaccine R&D from 2001-2006. Prior to joining us, Dr. Bosch was a member of the faculty of the Department of Pathobiology at the University of Washington and he continues to serve that Department as an Affiliate Associate Professor. He worked at the National Institutes of Health (Bethesda, MD) and the National Institutes of Health and Environmental Protection (Bilthoven, the Netherlands) prior to joining the University of Washington. He has authored more than 40 research publications in virology and immunology, and is an inventor on several patent applications on dendritic cell product manufacturing. Dr. Bosch obtained his Ph.D. in Medicine at the University of Leiden, the Netherlands, in 1987 and earned an MBA from the University of Washington in 2003.

Board of Directors

Our Board of Directors consists of no non-employee directors and one director who is currently employed by the Company. Due to diminished resources and uncertainty about our ability to continue to operate as a going concern, we have not created a nominating and corporate governance committee of the Board of Directors. The Board of Directors has not adopted any policies related to the nomination of directors, including consideration of candidates recommended by shareholders, due to the nature of the Company’s shareholder base. Our sole director is not an “independent director” as defined by the National Association of Securities Dealers, Inc. and does not meet the definition of “audit committee financial expert” as defined by the SEC. We intend to appoint one or more independent directors, including an audit committee financial expert, to our Board of Directors in the near future.

Information on Committees of the Board of Directors and Meetings

The Board of Directors created a standing Audit Committee and a standing Compensation Committee on June 21, 2001. These committees do not have formal meeting schedules, but are required to meet at least once each year. During the 2006 fiscal year, there were thirteen meetings of the Board of Directors, including four meetings of the Audit Committee with the Board as a whole. The sole director attended each of those meetings.

The Audit Committee provides the opportunity for direct contact between the Company’s independent registered public accounting firm and the Board. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee has responsibility for recommending the appointment of the Company’s independent accountants, supervising the finance function of the Company (which include, among other matters, the Company’s investment activities), reviewing the Company’s internal accounting control policies and procedures, and providing the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention. The Audit Committee held four meetings during fiscal 2006. The current member of the Audit Committee is Alton Boynton. Dr. Boynton is not an independent director, as defined by the rules of the National Association of Securities Dealers, Inc.

During the 2006 fiscal year the sole member of the Compensation Committee was Alton Boynton. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers and administering the Company’s Stock Plans. The Compensation Committee did not meet during fiscal 2006.

We have not adopted a formal policy on board member attendance at Stockholder meetings.

Code of Ethics

We have adopted a code of ethics that meets the definition of “Code of Ethics” as defined in Item 406 of Regulation S-K. Our code of ethics is applicable to our chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics is available on our website at www.nwbio.com and free of charge upon request directed to us at the address indicated on the first page of this Information Statement.

Stockholder Communications With The Board Of Directors

Our Board has adopted a formal process by which our Stockholders may communicate with the Board of Directors. Persons interested in communicating with the Board of Directors with their concerns or issues may address correspondence to the Board of Directors, in care of Northwest Biotherapeutics, Inc., Attention: Secretary, at 18701 120th Avenue NE, Suite 101, Bothell, WA 98011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization

In the beginning of 2002, we recognized that we did not have sufficient working capital to fund our operations beyond 12 months and needed to raise additional capital from third parties in order to continue our clinical and research programs. In April 2002, we retained an investment bank to assist us in raising capital. Due to the economic climate in 2002 and declining stock prices of biotechnology companies in general, as well as our own stock price, we were unable to raise additional capital. In July 2002 we retained an additional investment banking firm to assist us in exploring various strategic options including raising additional capital, licensing our technology to a third party, or merging with another company. We contacted over 50 biotechnology companies and over 20 large pharmaceutical companies in an attempt to explore these options without success.

From September 2002 through approximately September 2003, we reduced our staff from 67 to 8 employees, withdrew our investigational new drug application, or IND, for our Phase III clinical trial for hormone refractory prostate cancer and our IND for our Phase I trial for non-small cell lung cancer from the U.S. Food and Drug Administration, or FDA, and inactivated our Phase II clinical trial for brain cancer, which remained open with the FDA. In addition, we moved our corporate headquarters several times, each time to smaller facilities in order to reduce our monthly rent expense. During this time, we attempted to obtain capital from various sources, but were not successful. On November 13, 2003, we borrowed $335,000 from members of our management, pursuant to a series of convertible promissory notes (and associated warrants to purchase an aggregate of approximately 3.7 million shares of our stock at $0.04 per share).

Beginning in 2004, we undertook a significant recapitalization whereby we have raised an aggregate of approximately $17.0 million in gross proceeds from issuances of debt and equity through a series of private placements. These financings included:

•	the issuance of a series of convertible promissory notes to Toucan Capital Fund II, L.P. (“Toucan Capital”), a venture capital fund, in aggregate principal amount of approximately $6.75 million (and associated warrants) from February 2004 through September 2005. The first $1.1 million of the $6.75 million carried 300% warrant coverage and thereafter the notes carried 100% warrant coverage. The notes accrued interest at 10% per annum from the respective original issuance dates of the notes;

•	the sale of 32,500,000 shares of Series A Preferred Stock to Toucan Capital for aggregate gross proceeds of approximately $1.3 million (and associated warrants to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share) in January 2005;

•	the issuance of convertible promissory notes to Toucan Partners, LLC (“Toucan Partners”), an affiliate of Toucan Capital and a controlling shareholder, in aggregate principal amount of $950,000 (and associated warrants) from November 2005 through March 2006. These notes and associated warrants were amended and restated in April 2007 to conform to the terms of the 2007 Convertible Notes (defined below) and the 2007 Warrants (defined below). These notes accrue interest at 10% per annum from the respective original issuance dates of the notes;

•	a series of cash advances from Toucan Partners, in an aggregate principal amount of $3.05 million from October 2006 through April 2007. In April 2007, these cash advances were converted into a new series of convertible promissory notes (and associated warrants) (collectively the “2007 Convertible Notes” and “2007 Warrants”) that accrue interest at 10% per annum from their respective original cash advance dates. The conversion terms of these notes will not be fixed until a future date at Toucan Partners’ election. The outstanding principal and accrued interest under the 2007 Convertible Notes may be converted (in whole or in part) on conversion terms equal to the terms of any convertible debt financing from an unaffiliated investor in an aggregate principal amount of at least $150,000 on or before May 15, 2007 (a “Qualified Debt Financing”). In the event that a Qualified Debt Financing does not occur, or Toucan Partners elects in its sole discretion to not convert on such terms, the conversion terms shall be subject to further negotiation between us and Toucan Partners. These notes carry warrant coverage of 100%. The number of warrant shares issuable upon exercise of each 2007 Warrant will be equal to the number of shares that would be issuable if Toucan Partners elected to convert the principal and accrued interest on the corresponding 2007 Convertible Notes determined as of the date of repayment or conversion of such 2007 Convertible Notes. The exercise price of each 2007 Warrant will be equal to the conversion price of the corresponding 2007 Convertible Note. Accordingly, both the number of shares issuable upon exercise of the warrants and the exercise price of the 2007 Warrants are currently unknown; and

•	the sale of approximately 39.5 million shares of Common Stock (and associated warrants to purchase an aggregate of approximately 19.7 million shares of Common Stock at an exercise price of $0.14 per share) to certain accredited investors (the “PIPE Financing”) unrelated to the Company or to Toucan for aggregate net cash proceeds of approximately $5.1 million in April 2006.

In April 2006, Toucan Capital elected to convert all of its then outstanding promissory notes, including all accrued interest thereon, into a newly designated series of Preferred Stock, Series A-1 Preferred Stock, in accordance with the terms of the notes, at a conversion price of $1.60 per share. The Series A-1 Preferred Stock is substantially identical to the Company’s Series A Preferred Stock with the exception of the issuance price per share and liquidation preference per share (which are $1.60 per share, rather than $0.04 per share in the case of Series A Preferred Stock) and the ratio at which the shares are convertible into Common Stock (which is 1-for-40, or 1 share of Series A-1 Preferred Stock for 40 shares of Common Stock, rather than 1-for-1 in the case of Series A Preferred Stock).

Simultaneously with Toucan Capital’s loan conversion, Alton Boynton, the Company’s President, and Marnix Bosch, the Company’s Chief Technical Officer, each elected to convert the principal and accrued interest on their respective convertible loans into 2,195,771 and 491,948 shares, respectively, of our Common Stock, and in conjunction with the PIPE Financing, exercised their warrants (200% warrant coverage) on a net exercise basis for 1,895,479 and 424,669 shares of our Common Stock, respectively.

As a result of the financings described above, Toucan Capital currently holds:

•	an aggregate of 32.5 million shares of Series A Preferred Stock (convertible into an aggregate of 32.5 million shares of Common Stock as of April 19, 2007);

•	an aggregate of 4,816,863 million shares of Series A-1 Preferred Stock (convertible into an aggregate of 192,674,520 shares of Common Stock as of April 19, 2007);

•	warrants to purchase an aggregate of 66 million shares of capital stock at an exercise price of $0.01 per share;

•	warrants (100% warrant coverage) to purchase an aggregate of 56.5 million shares of capital stock at an exercise price of $0.04 per share; and

•	warrants (100% warrant coverage) to purchase an aggregate of 13 million shares of Series A Preferred Stock at an exercise price of $0.04 per share.

As a result of the financings described above, Toucan Partners currently holds:

•	convertible promissory notes in an aggregate principal amount of $950,000, with accrued interest thereon which are convertible into capital stock at a price to be negotiated in the future;

•	warrants associated with the above-described notes which are exercisable for an unspecified number of shares at a price to be negotiated in the future;

•	2007 Convertible Notes in an aggregate principal amount of $3.05 million with accrued interest thereon which are convertible into capital stock at a price to be negotiated in the future; and

•	2007 Warrants associated with the 2007 Convertible Notes that are exercisable for an unspecified number of shares at a price to be negotiated in the future.

The warrants held by Toucan Capital and Toucan Partners described above are fully vested and exercisable subject to negotiation of final terms and generally have an exercise period of seven years from their respective dates of issuance.

As a result of the PIPE Financing, the investors in the PIPE Financing initially acquired:

•	an aggregate of 39.5 million shares of Common Stock; and

•	warrants to purchase an aggregate of 19.7 million shares of Common Stock at an exercise price of $0.14 per share. During 2006, warrants to purchase 714,286 shares of Common Stock were exercised on a net exercise basis for 482,091 shares of the Company’s Common Stock. Accordingly, warrants to purchase 19.0 million shares of Common Stock were outstanding at April 19, 2007.

Based upon the acquisition of common stock and warrants pursuant to this PIPE Financing, certain investors became related parties. The common stock acquired and warrants issued in the PIPE Financing to these related parties are as follows:

		Common Stock
		Issuable with Respect
Investor	Common Stock	to Warrants

C.E. Unterberg Towbin Capital Partners I, L.P.	3,575,000	1,787,500
Iroquois Masterfund, Ltd.	3,571,429	1,785,714
Southridge Partners, L.P.	3,035,714	1,517,857
Northwood Capital Partners, L.P.	2,500,000	1,250,000

Total	12,682,143	6,341,071

The investments made by Toucan Capital and Toucan Partners were made pursuant to the terms and conditions of a recapitalization agreement originally entered into on April 26, 2004 Toucan Capital. The recapitalization agreement, as amended, originally contemplated the investment of up to $40 million through the issuance of new securities to Toucan Capital and a syndicate of other investors to be determined.

We and Toucan Capital amended the recapitalization agreement in conjunction with each successive loan agreement. The amendments generally (i) updated certain representations and warranties of the parties made in the recapitalization agreement, and (ii) made certain technical changes in the recapitalization agreement in order to facilitate the bridge loans described therein.

As of April 19, 2007, Toucan Capital has beneficial ownership of 360,674,520 shares of our capital stock, representing a beneficial ownership of approximately 84.7% of our outstanding Common Stock on an as-converted-to-Common Stock basis. Such amounts include the effects of recent amendments to the Toucan Partners convertible promissory notes in an aggregate principal amount of $950,000 and associated warrants that were originally exercisable for 9,500,000 shares of our Common Stock which resulted in such notes and warrants no longer being convertible or exercisable for a determinable number of shares. Accordingly, the amounts exclude any shares issuable to Toucan Partners pursuant to these amended and restated convertible promissory notes and associated warrants. The amounts also exclude any shares issuable to Toucan Partners pursuant to the 2007 Convertible Notes and 2007 Warrants, as these are not currently convertible or exercisable for a determinable number of shares. Toucan Capital and Toucan Partners each has a right of first refusal to participate in our future issuances of debt or equity securities.

Cognate Therapeutics

On July 30, 2004, we entered into a service agreement with Cognate Therapeutics, Inc. (now known as Cognate BioServices, Inc. or Cognate), a contract manufacturing and services organization in which Toucan Capital has a majority interest. In addition, two of the principals of Toucan Capital are members of Cognate’s board of directors. Under the agreement we agreed to utilize Cognate’s services for an initial two-year period, related primarily to manufacturing DCVax® product candidates, regulatory advice, research and development preclinical activities and managing clinical trials. The agreement expired on July 30, 2006. However, we continue to utilize Cognate’s services as of the date of this report generally under the same terms as set forth in the expired agreement. We recognized approximately $3.5 million and $2.4 million of research and development costs related to this agreement in 2005 and 2006, respectively. As of December 31, 2006 we owed Cognate $2.2 million for services rendered pursuant to us. Thus far in 2007, we have incurred approximately $750,000 in costs related to Cognate’s services and anticipate incurring approximately $300,000 per month for Cognate’s services rendered going forward, although this amount could increase with any increase in the number of patients being treated with DCVax.

Policies With Respect to Review and Approval of Transactions with Related Persons

Our policy and procedures with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, is that such transaction is consummated only if the Audit committee approves such transaction; or the transaction involves compensation approved or ratified by the Compensation committee. The Board of Directors has not adopted a written policy reflecting the policy and procedures described above but intends to do so.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

The Compensation Committee of the Board of Directors (the “Committee”), composed of the Company’s one director, is responsible to the Board of Directors and to our shareholders for executive compensation at the Company. The Committee sets the principles outlined in the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for executive officers) and reports their actions to the Board of Directors for review and approval.

The goal of the Company’s compensation program is to provide motivational and competitive compensation offerings to ensure our success in attracting, developing and retaining our key executive, managerial and technical talent. Attracting talented employees and managers is critical to supporting and achieving the Company’s goals.

The Committee is comprised of our sole director, Alton Boynton. The Compensation Committee held no meetings during fiscal 2006.

In preparation for filing this Information Statement, the Committee reviewed management’s Compensation Discussion & Analysis (“CD&A”) set forth below, that describes in more detail the Company’s compensation process and decisions with regard to our executive compensation programs. During our review of the CD&A, we discussed the content of the CD&A with management. We subsequently recommended to the Board of Directors that, based on our review and discussion, the CD&A be included in this Information Statement and incorporated by reference in the Company’s Annual Report on From 10-K.

Submitted by the
COMPENSATION COMMITTEE
Alton L. Boynton, Ph.D.

Bothell, Washington
April 19, 2007

COMPENSATION DISCUSSION AND ANALYSIS

Our Process

Typically the executive compensation is comprehensively assessed and analyzed annually; however, given our limited funding since 2002, our executives have received infrequent increases in their compensation. During fiscal 2006, our executives did not receive an increase in their base salaries. Further, no equity-based incentives have been granted to our executives in fiscal 2006. The review process includes, but is not limited to, the following steps:

•	The Compensation Committee reviews the performance of the CEO and other senior executives;

•	The current annual compensation of senior management and long-term compensation grants made over the past few years are reviewed;

•	The appropriate performance metrics and attributes of annual and long-term programs for the next year are considered and discussed;

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

•	The entirety of our compensation program is considered;

•	For our top officers, if peer group compensation is available for their position, we use a blend of survey and peer compensation for comparison, as we compete not only in our own market, but nationally and across industries, for talent;

•	The compensation practices of our peer companies are reviewed, including their practices with respect to equity and other grants, benefits and perquisites;

•	The compensation of our management team from the standpoint of internal equity, complexity of the job, scope of responsibility and other factors is assessed; and

•	Management’s stock ownership is reviewed.

Management has the following involvement with the executive compensation process:

•	The CEO reviews recommendations from the CFO regarding salaries, annual and long-term incentive targets, and plan amendments and design before recommendations are submitted to the Compensation Committee for further review; and

•	The CEO and CFO are both involved in establishing and recommending to the Compensation Committee financial goals for the incentive programs based on the Company’s operational goals and strategic plans.

Compensation Goals

The Company’s philosophy regarding executive compensation is to attract and retain highly qualified people by paying competitive salaries, and to link the financial interests of our senior management to those of the Company’s Stockholders by also tying compensation to the achievement of operational and financial objectives. The Company’s compensation package for its officers includes both short-term and long-term features in the form of base salary and equity-based incentives in the form of stock options, which are granted periodically at the discretion of the Board of Directors.

Base Salaries

Base salaries for all executive officers are reviewed annually. The Compensation Committee reviews the compensation of the President and other executive officers. In evaluating salaries, each officer’s individual performance during the prior year, as well as salary levels in the biotechnology industry for comparable positions, are considered. In determining how the respective officer contributes to the Company, current corporate performance, as well as the potential for future performance gains, are considered.

Equity-Based Incentives

The Company provides its executive officers with long-term incentives through its 1998 Plan, 1999 Plan, 2001 Plan, and Employee Plan, all described in more detail below. The primary objective of these plans is to provide an incentive for employees, including our executive officers, to make decisions and take actions that maximize long-term stockholder value. The plans are designed to promote this long-term focus by using discretionary grants and long-term vesting periods. Subject to the terms of the plans, the Compensation Committee determines the terms and conditions of options granted under the plans, including the exercise price, which is based on fair value of our stock on the date of grant. For various motivation and retention considerations, option awards granted subsequent to the Company’s initial public offering in December 2001 generally vest over four years. The Compensation Committee believes that stock options provide an incentive for employees, allowing the Company to attract and retain high quality management and staff. However, we did not issue any options to our executives during the three years ended December 31, 2006.

Employee and Executive Benefits

The Company’s executives participate in many of the same employee benefit programs as other employees. The core employee benefit programs include a tax-qualified retirement plan, medical coverage, dental coverage, life insurance, disability coverage, and vacation. The tax qualified retirement plan is a 401(k) plan. We made matching contributions to each employee’s 401(k) plan account of $1.00 for each dollar contributed on the first $3,000 of compensation contributed to the plan. The Company’s matching contribution policy was terminated effective March 2006. All of these matching contribution amounts to our Named Executive Officers are shown in the All Other Compensation footnote to the Summary Compensation Table following this section.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company. No perquisites of any kind have been offered to executives in 2006. The value of any perquisites would be included in the All Other Compensation column of the Summary Compensation Table below.

Compensation of the President and Chief Executive Officer

In assembling the compensation package for the President and Chief Executive Officer, the Compensation Committee considers the annual and long-term performance of the Company, the performance of the President and Chief Executive Officer, and the cash resources and needs of the Company. Consistent with the foregoing, the Compensation Committee set the base salary for the President and Chief Executive Officer at $331,260 for fiscal 2006. The President and Chief Executive Officer did not receive a bonus and was not granted stock options to purchase shares of the Company’s Common Stock during fiscal 2006.

Accounting for Stock-based Compensation

Effective January 1, 2006, we measure and recognize compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires that compensations expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued.

Prior to January 1, 2006, we accounted for our stock-based compensation plans under the measurement and recognition provision of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this method, stock option awards generally did not result in compensation expense, since their exercise price was typically equal to the market price of our common stock on the date of grant.

The Compensation Committee considers the accounting treatment of equity and performance based compensation when approving awards.

Summary Compensation

We did not issue any option or stock awards to our executives in the year ended December 31, 2006.

The following table sets forth certain information concerning compensation paid or accrued to the Company’s named executive officers (the “Named Executive Officers”) during the year ended December 31, 2006.

		Annual		Long-Term	All Other
	Fiscal	Compensation		Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus	Option Grants	(1)	Total

Alton L. Boynton, Ph.D.	2006	$330,802	—	—	$2,993	$333,795
President, Chief Operating Officer, Chief Scientific Officer and Secretary
Marnix L. Bosch, Ph.D., M.B.A.	2006	$167,021	—	—	$982	$168,003
Chief Technical Officer

(1)	All Other Compensation for the years ended December 31, 2006 consisted of Company paid premiums on term life insurance coverage up to 1.5 times the employee’s annual salary, earned but unpaid accrued vacation payments, matching contribution on 401(k) up to a maximum of $3,000, and employer paid medical benefits. During 2006, the Company ceased providing matching contributions to 401(k).

Given the Company’s financial status, there are no regularly scheduled increases in compensation.

Grants of Plan Based Awards

There were no stock options granted to executive employees during the year ended December 31, 2006. There were however, warrants exercised by the Company President and by the Company Chief Technical Officer in the amount of 2,195,771 & 491,948 respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2006. A significant number of the stock options listed have exercise prices above $0.07 per share and are therefore significantly underwater compared to the year-end market value of our stock.

(a)	(b)	(c)(1)	(e)	(f)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Alton Boynton	165,210	0	$0.85	11/16/09
	79,300	0	1.25	04/18/11
	100,000	0	0.09	2/18/13
Marnix Bosch	15,000	0	0.85	5/16/10
	5,000	0	1.25	11/14/10
	5,000	0	1.25	09/20/11
	12,500	0	5.00	01/10/12
	47,916	2,084	0.09	2/18/13
	59,999	20,001	0.12	12/01/13

Option Exercises and Stock Vested

No options were exercised during 2006 for the Named Executive Officers. In addition, no stock awards were vested for the Named Executive Officers in 2006.

Arrangements with Executives

Pension Plans, Deferred Compensation and Severance Agreements

Not applicable.

Directors Compensation

Only non-employee directors receive director fees. During 2006, there were no non-employee directors. Accordingly, the Company did not make any payments to directors.

Compensation Committee Interlocks and Insider Participation

During the 2006 fiscal year Dr. Boynton, the sole member of our Compensation Committee, had no relationship or transactions with the Company required to be disclosed pursuant to Item 402(e)(4) of Regulation S-K promulgated under the 1933 Act.

Equity Compensation Plans

The following table provides information as of December 31, 2006 about the new Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of our Board of Directors under all of our existing equity compensation plans.

Number of Securities
	Number of Securities to be	Weighted-Average	Remaining Available
	Issued Upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options	Outstanding Options	Under Equity
	and Other Rights	and Other Rights	Compensation Plans
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by our Stockholders(1)	763,510	$0.53	4,028,848
Equity compensation plans not approved by the Company’s Stockholders	—	—	—

Total	763,510	$0.53	4,028,848

(1)	These plans consist of the Company’s 1998 Stock Plan, the 1999 Executive Stock Plan, the 2001 Stock Plan, the Employee Stock Purchase Plan and the 2001 Non-employee Director Stock Incentive Plan.

1998 Stock Plan

The 1998 Stock Plan (the “1998 Plan”) was adopted by our Board of Directors in July 1998 and approved by our Stockholders in February 1999. This plan provides for the grant to our employees, including officers and employee directors, of “incentive stock options” within the meaning of Section 422 of the Code and for the grant of non-statutory stock options to our employees, officers, directors, including non-employee directors, and consultants. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value, under all of our plans and determined as of the grant date, in excess of $100,000, any such excess options will be treated as non-statutory options. A total of 413,025 shares of our Common Stock have been reserved for issuance under this plan and, as of December 31, 2006, net of forfeitures, a total of 337,146 of such shares remained available for additional option grants.

The Compensation Committee of our Board of Directors serves as the administrator of our 1998 Stock Plan. Subject to the terms of this plan, the administrator determines the terms of options granted, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under this plan must be at least equal to the fair market value of our Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of our outstanding capital stock, or a 10% Stockholder, must be at least equal to 110% of the fair market value of our Common Stock on the date of grant. The exercise price of all non-statutory stock options cannot be less than 85% of the fair market value of our Common Stock on the date of grant, and in the case of 10% Stockholders, the exercise price cannot be less than 110% of the fair market value of our Common Stock. The term of options granted under this plan may not exceed 10 years, and the term of an incentive stock option granted to a 10% Stockholder may not exceed five years. An option may not be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Generally, each option granted under this plan becomes exercisable as to 25% of the total number of shares subject to the option after the first anniversary following the date of grant, with subsequent equal monthly vesting over three years, subject to the optionee’s continued relationship with us as an employee, director or consultant, as the case may be.

Our Board of Directors has the authority to amend or terminate this plan, but such action will not adversely affect any outstanding option without the optionee’s consent. If not terminated earlier, this plan will terminate in July 2008.

1999 Executive Stock Plan

The 1999 Executive Stock Plan (the “1999 Plan”) was adopted by our Board of Directors in November 1999. This plan provides for the grant of non-statutory stock options to our employees, officers, directors, including non-employee directors, and consultants. A total of 586,166 shares of our Common Stock have been reserved for issuance under this plan, and, as of December 31, 2006, net of forfeitures, a total of 420,956 shares remain available for granting under this plan.

The Compensation Committee of our Board of Directors serves as the administrator of this plan. Subject to the terms of this plan, the administrator determines the terms of options granted, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of options under this plan cannot be less than 85% of the fair market value of our Common Stock on the date of grant and, in the case of 10% Stockholders, the exercise price cannot be less than 110% of the fair market value of our Common Stock on the date of grant. The term of options granted under this plan may not exceed 10 years. An option may not be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Each option granted under this plan becomes exercisable as to 25% of the total number of shares subject to the option on the first anniversary following the date of grant, with subsequent equal monthly vesting over three years, subject to the optionee’s continued relationship with us as an employee or consultant.

Our Board of Directors has the authority to amend or terminate this plan, but such action will not adversely affect any outstanding option without the optionee’s consent. If not terminated earlier, this plan will terminate in November 2009.

2001 Stock Plan

The 2001 Stock Plan (the “2001 Plan”) was both adopted by our Board of Directors and approved by our Stockholders in June 2001. A total of 1,800,000 shares of our Common Stock have been initially reserved for issuance under this plan. This plan is intended to provide for the grant to our employees, including officers and employee directors, of “incentive stock options” within the meaning of Section 422 of the Code and for the grant of non-statutory stock options to our employees and consultants. The number of shares available for grant under this plan is subject to an automatic annual increase in an amount equal to the lesser of (i) 15% of the aggregate number of shares available for granting for the immediately preceding year; or (ii) 300,000 shares. As of December 31, 2006, net of forfeitures, a total of 2,548,320 shares remain available under this plan.

The Compensation Committee of our Board of Directors serves as the administrator of this plan. Subject to the terms of this plan, the administrator determines the terms of options granted, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under this plan must be at least equal to the fair market value of our Common Stock on the date of grant. The term of incentive stock options granted under this plan generally may not exceed 10 years.

Our Board of Directors has the authority to amend or terminate this plan, but such action may not adversely affect any outstanding option previously granted under the plan. If this plan is not terminated earlier, no incentive stock options can be granted under the plan on or after the later of June 2011 or the 10th anniversary of the date when our Board of Directors adopted, subject to approval by our Stockholders, the most recent increase in the number of shares available for grant under the plan.

2001 Non-employee Director Stock Incentive Plan

The 2001 Non-employee Director Stock Incentive Plan (the “Directors Plan”) was adopted by our Board of Directors in June 2001. This plan provides for the automatic grant to each of our non-employee directors of a nonstatutory stock option to purchase 5,000 shares of our Common Stock on the third business day following each annual meeting of our Stockholders. A total of 200,000 shares of Common Stock have been reserved for issuance under this plan and, as of December 31, 2006, net of forfeitures, a total of 157,500 shares remain available under this plan.

This plan is administered by the Compensation Committee of our Board of Directors. The exercise price of each option granted pursuant to this plan is the fair market value of the underlying shares of our Common Stock on the date of grant. Each option granted pursuant to this plan generally becomes exercisable upon six months after the date of grant, subject to certain limitations. Our Board of Directors has the authority to amend or terminate this plan, but such action may not adversely affect any outstanding option without the optionee’s consent.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan (the “Employees’ Plan”) was adopted by our Board of Directors and approved by our Stockholders in June 2001. A total of 500,000 shares of Common Stock have been reserved for issuance under this plan and, as of December 31, 2006, 14,374 have been issued under this plan.

This plan is administered by the Compensation Committee of our Board of Directors and provides a mechanism for eligible employees to purchase shares of our Common Stock. To facilitate these purchases, eligible participants are assigned plan accounts, to which they may contribute funds via payroll deduction. The purchases are accomplished through the use of six-month offering periods. Purchases pursuant to this plan are made at a price equal to the lower of (i) 85% of the fair market value of our Common Stock on the last trading day in the offering period; or (ii) 85% of the fair market value of our Common Stock on the last trading day before the commencement of such offering period. No participant may purchase more than 1,000 shares of our Common Stock during any offering period. Additionally, purchases under the plan are limited such that no participant may purchase under the plan, in any offering period that commenced in that calendar year, shares with a fair market value in excess of $25,000 minus the fair market value of any shares that the participant previously purchased in that calendar year. In the case of shares purchased during an offering period that commenced in the preceding calendar year, the limitation is $50,000 minus the fair market value of any shares that the participant purchased during the calendar year of the purchase and the calendar year immediately preceding such purchase.

Our Board of Directors has the authority to amend or terminate this plan at any time. Amendments to the plan are subject to approval by our Stockholders to the extent required by applicable law.

Employment Agreements

We do not have any employment agreements with our executives or employees.

REPORT OF THE AUDIT COMMITTEE1

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee of the Board of Directors has adopted a written charter which was included as Appendix B of the Information Statement filed with the Securities and Exchange Commission on May 1, 2006. The Audit Committee of the Board of Directors for fiscal 2006 has reviewed and discussed the Company’s audited financial statements for fiscal 2006 with the Company’s management. The Audit Committee has discussed with Peterson Sullivan, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received the written disclosures and the letter from Peterson Sullivan required by Independence Standards Board Standard No. 1 and has discussed with Peterson Sullivan its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006.

Submitted by the Audit Committee
Alton L. Boynton, Ph.D.
Bothell, Washington
April 16, 2007

Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2005 by Peterson Sullivan, our principal independent registered public accounting firm.

Fiscal Year Ended December 31:	2006	2005

Audit Fees	$78,196	$61,500
Audit-Related Fees	—	—
Tax Fees	5,000	5,000
All Other Fees	—	—

Total	$83,196	$66,500

Audit fees primarily include services for auditing our financial statements along with reviews of our interim financial information included in our Forms 10-K and 10-Q. Peterson Sullivan’s work on these two audits was performed by full time, regular employees and partners of Peterson Sullivan. Audit related fees comprise professional services rendered in connection with the filing of SEC registration statements. Tax consulting and tax compliance fees in both the current year and prior year relate to the Federal income tax return. All fees described above were approved by our Audit Committee, and the Audit Committee considers the provision of the services rendered in respect of those fees compatible with maintaining the auditor’s independence.

The Company currently intends to engage Peterson & Sullivan for their 2007 audit. This action will be approved solely by our Board of Directors.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ANNEX A

CERTIFICATE OF AMENDMENT
OF THE SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NORTHWEST BIOTHERAPEUTICS, INC.

Pursuant to Section 242 of the
General Corporation Law of the
State of Delaware

Northwest Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That, by written action of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation, as amended, of the Corporation and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment. The resolution setting forth the amendment is as follows:

RESOLVED:  That Article IV, Section 1 of the Seventh Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is amended to add the following as Section 1(e).

ARTICLE IV

(e) Effective 12:01 a.m. on [          , 2007] (the “Effective Time”) all shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall be and hereby are automatically combined and reclassified without any action on the part of the holder thereof, as follows: Every [two to fifty] shares of Old Common Stock shall be combined and reclassified (the “Reverse Stock Split”) as one share of issued and outstanding Common Stock (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split and shall issue cash in lieu thereof. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

Executed at Bothell, Washington, on          , 2007.

NORTHWEST BIOTHERAPEUTICS, INC.

By	/s/ Alton L. Boynton

Name:	Alton L. Boynton
Title:	President, Chief Executive Officer and Secretary